Exhibit 99.1

Medera Inc. to be Listed on NASDAQ Through a Merger Agreement with Keen Vision Acquisition Corporation

●	Medera is a clinical-stage biotechnology company focused on targeting difficult-to-treat cardiovascular diseases using a range of next-generation gene- and cell-based approaches in combination with bioengineered human mini-heart drug discovery and screening technology platforms

●	Transaction proceeds to accelerate three most advanced clinical programs for the adeno-associated virus (AAV)-based gene therapy candidates

●	The combined company to have an implied initial enterprise value of approximately $622.6 million

●	Medera’s founders and key shareholders have committed approximately $22.6 million (via conversion of all shareholders loans) for this merger, with all existing Medera shareholders rolling 100% of their equity

●	As a closing condition to the business combination, Medera shall have at least $40 million in available liquidity

●	Anticipated closing of transaction in fourth quarter of 2024

SUMMIT, N.J. and BOSTON, Sept. 5, 2024 /PRNewswire/ -- Keen Vision Acquisition Corporation (“KVAC”) (Nasdaq: KVAC, KVACW) and Medera Inc., (“Medera”), a clinical-stage biotechnology company, announced today that they have entered into a definitive merger agreement. Upon closing of the merger, which is expected to occur in the fourth quarter of 2024, the combined company is to be named Medera Inc.

Company Overview

Medera Inc. is a clinical-stage biopharmaceutical company, focused on targeting difficult-to-treat and currently incurable diseases by developing next-generation gene- and cell-based approaches in combination with bioengineered human-based (including the exclusively available mini-Heart®) screening technology platform for disease modeling and drug discovery.  Medera operates through its two business units, Sardocor and Novoheart.

Sardocor executes clinical development of novel next-generation therapies for Medera. Leveraging the Novoheart human-based drug discovery and validation platforms, as described below, Sardocor aims to expedite the drug development and regulatory timelines for its gene therapy and cell therapy pipeline. Sardocor has been granted Investigational New Drug (IND) clearances from the US Food and Drug Administration (FDA) for three ongoing adeno-associated virus (AAV)-based cardiac gene therapy clinical trials for Heart Failure with Reduced Ejection Fraction (HFrEF), Heart Failure with Preserved Ejection Fraction (HFpEF) and Duchenne Muscular Dystrophy-induced Cardiomyopathy (DMD-CM). In addition, Sardocor’s pipeline also includes four preclinical gene therapy and three preclinical small molecule candidates for a range of cardiac, pulmonary and vascular diseases.

Sardocor is currently focused on its three most advanced clinical programs, which are AAV-based gene therapy candidates:

●	SRD-001 is intended to treat patients with HFrEF, a prevalent form of heart disease that accounts for half of an estimated 64.3 million heart failure cases worldwide. With an open IND clearance from the FDA, SRD-001 is being evaluated in an ongoing Phase 1/2a clinical trial (called MUSIC-HFrEF; NCT0470384). To date, six patients have been infused with SRD-001 in Cohort A (low-dose 3x10[13] vg per patient) and one patient has been infused in Cohort B (high-dose 4.5x10[13] vg per patient). A clinical update of this trial was featured in a late-breaking oral presentation at the American Society of Gene & Cell Therapy (ASGCT) in May 2024. Clinically meaningful improvements in multiple metrics of heart function and patient health were observed following delivery of SRD-001 (e.g., NYHA class, 6MW, LVEF and pro-BNP). Sardocor expects to complete the Phase ½a portion of the ongoing trial in the fourth quarter and commence an international randomized Phase 2b portion shortly after.

●	SRD-002 is intended to treat patients with HFpEF, another prevalent form of heart failure accounting for the remaining half of all heart failure cases that currently still lack disease-modifying therapeutics. With an open IND and Fast Track Designation from the FDA, SRD-002 is being evaluated in an ongoing First-In-Human Phase ½a clinical trial (called MUSIC-HFpEF; NCT06061549). To date, five patients have been infused with SRD-002 in Cohort A (low-dose 3x10[13] vg per patient) and Sardocor has been cleared to dose patients in Cohort B (high-dose 4.5x10[13] vg per patient). Improvements in cardiovascular performance were observed in the first three patients at six months with additional data being collected. Sardocor expects to complete patient enrolment in both cohorts of the Phase 1/2a clinical trial by the end of 2024 and to provide an interim data readout in the first half of 2025.

●	SRD-003 is intended to treat patients (aged 18 or above) with DMD-CM, for which there is still no cure. Almost all DMD patients eventually die from DMD-CM. With the FDA’s IND clearance and Orphan Drug Designation, SRD-003 is currently being evaluated in an ongoing First-In-Human Phase 1/2a clinical trial (called MUSIC-DMD; NCT06224660). Sardocor expects to dose the first patient in the fourth quarter of 2024.

Using its proprietary intracoronary infusion methodology, Sardocor delivers its gene therapy candidates directly via blood vessels to the cardiac ventricular muscle cells as an out-patient procedure. This minimally invasive technique allows the delivery of optimal and least amount of drug products to achieve efficient transduction and improved efficacy while avoiding side effects (such as those typically seen with systemic delivery of very large AAV doses).

With its proprietary, award-winning human mini-Heart® screening technology platform, Novoheart conducts preclinical disease modelling and drug discovery for Medera, aiming to create, expand, validate, and optimize Medera’s therapeutic pipeline (under Sardocor). Novoheart’s versatile technology platform provides a range of state-of-the-art automation hardware and software as well as screening services, for human-specific disease modelling, therapeutic target discovery and validation, drug toxicity and efficacy screening, and dosage optimization carried out in the context of healthy and/or diseased human heart chambers and tissues. These are free from species-specific differences and in 3D configurations that accurately reflect the native human heart’s physiology or pathophysiology. These properties substantially improve success rates and reduce development cost and time in accordance with the FDA Modernization Act 2.0.  Global pharmaceutical and academic leaders are using Novoheart’s technology platform their drug discovery and development purposes. The Novoheart platform has facilitated and accelerated the development and regulatory approvals of Sardocor’s lead therapeutic candidates that are currently in clinical trials.

Management Comments

“Medera is uniquely positioned for sustainable growth with its one-of-a-kind technology platform and a broad portfolio of clinical and preclinical candidates, three of which are leading gene therapy candidates with ongoing FDA clinical trials. In line with FDA’s Modernization Act 2.0, Medera’s use of its bioengineered human-based technology in drug discovery and development processes promotes more accurate drug testing and fewer animal killings, which are environmentally and socially responsible. Medera’s collaboration and licensing arrangements now in place with global pharmaceutical leaders provide validation for its achievements,” remarked Kenneth KC Wong, Chairman and Chief Executive Officer of KVAC.

“Achieving a Nasdaq listing will allow Medera to be better positioned for advancing our various clinical and preclinical programs, enabling more efficient development aimed at bringing novel therapeutic solutions to patients with unmet needs,” stated Ronald Li, PhD, Chief Executive Officer and Founder of Medera.

“With this business combination, Sardocor will be well positioned to potentially expediate its three clinical trials for our lead gene therapy candidates in HFrEF, HFpEF and DMD-CM.  By utilizing our intra-coronary methodology to directly deliver our gene therapy candidates into the heart, our approach has the potential to significantly lower the dosage compared other therapies that typically utilize systemic delivery.  We also plan to accelerate our timetable to apply for an Investigational New Drug (IND) and the start of the Phase 1 trial for our next gene therapy candidate,” said Roger Hajjar, MD, President, Chief Medical Officer and co-Founder of Medera.

Transaction Overview

This merger values Medera at a pre-money valuation of $622.6 million. Cash proceeds from the transactions contemplated by the merger agreement may consist of up to approximately $149.50 million of cash currently held in KVAC’s trust account (before any redemptions by KVAC’s stockholders).

The transaction includes a management incentive plan that the parties intend to tie to the successful commercialization of the three clinical stage assets, reflecting an alignment of interest with shareholders

The transaction, which has been unanimously approved by the each of the boards of directors of KVAC and Medera, is subject to, among other customary closing conditions, approval by the shareholders of KVAC and of Medera, with the holders of a majority of the votes of both companies required to approve the transaction having provided commitments to approve the transaction. The transaction is expected to close in the fourth quarter of 2024.

A more detailed description of the transaction terms and a copy of the merger agreement will be included in a current report on Form 8-K to be filed by KVAC with the United States Securities and Exchange Commission (the “SEC”). A registration statement (which will contain a proxy statement/ prospectus) will be filed with the SEC in connection with the transaction.

About Keen Vision Acquisition Corporation

Keen Vision Acquisition Corp (“KVAC”), listed on Nasdaq, is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. KVAC is focused on biotechnology, consumer goods or agriculture opportunities, which are also evaluated on their sustainability, environmental, social, and corporate governance (“ESG”) imperatives. EF Hutton LLC and Brookline Capital Markets, a division of Arcadia Securities, LLC, are serving as Capital Markets Advisors for KVAC.

www.kv-ac.com

About Medera Inc.

Medera is a clinical-stage biopharmaceutical company focused on eradicating difficult-to-treat cardiovascular diseases with significant unmet needs, using a range of next-generation gene- and cell-based approaches in combination with bioengineered human-based technology (including mini-Heart®) platform.  Medera operates via two business units Sardocor and Novoheart.

www.medera.bio

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, KVAC’s, Medera’s, or their respective management teams’ expectations concerning the outlook for their or Medera’s business, productivity, plans, and goals for future operational improvements and capital investments, operational performance, future market conditions, or economic performance and developments in the capital and credit markets and expected future financial performance, including expected net proceeds, expected additional funding, the percentage of redemptions of KVAC’s public shareholders, growth prospects and outlook of Medera’ operations, individually or in the aggregate, including the achievement of project milestones, commencement and completion of commercial operations of certain of Medera’s projects, as well as any information concerning possible or assumed future results of operations of Medera. Forward-looking statements also include statements regarding the expected benefits of the transactions contemplated by the merger (“Transaction”). The forward-looking statements are based on the current expectations of the respective management teams of Medera and KVAC, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, (i) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect the price of KVAC’s securities; (ii) the risk that the Transaction may not be completed by KVAC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by KVAC; (iii) the failure to satisfy the conditions to the consummation of the Transaction, including the adoption of the Merger Agreement by the shareholders of KVAC and the receipt of certain regulatory approvals; (iv) market risks; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vi) the effect of the announcement or pendency of the Transaction on Medera’s business relationships, performance, and business generally; (vii) the outcome of any legal proceedings that may be instituted against Medera or KVAC related to the Merger Agreement or the Transaction; (viii) failure to realize the anticipated benefits of the Transaction; (ix) the inability to maintain the listing of KVAC’s securities or to meet listing requirements and maintain the listing of Medera’s securities on Nasdaq; (x) the inability to implement business plans, forecasts, and other expectations after the completion of the Transaction, identify and realize additional opportunities, and manage its growth and expanding operations; (xi) risks related to Medera’s ability to develop, license or acquire new therapeutics; (xii) the risk that Medera will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xiii) the risk of product liability or regulatory lawsuits or proceedings relating to Medera’s business; (xiv) uncertainties inherent in the execution, cost, and completion of preclinical studies and clinical trials; (xv) risks related to regulatory review, and approval and commercial development; (xvi) risks associated with intellectual property protection; (xvii) Medera’s limited operating history and risk that it may never successfully commercialise its products; (xviii) Medera expects to continue to incur significant losses and may never achieve or maintain profitability; and (xix) the risk that additional financing in connection with the Transaction may not be raised on favorable terms. The foregoing list is not exhaustive, and there may be additional risks that neither KVAC nor Medera presently knows or that KVAC and Medera currently believe are immaterial. You should carefully consider the foregoing factors, any other factors discussed in this press release and the other risks and uncertainties described in the “Risk Factors” section of KVAC’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 29, 2024, the risks to be described in the registration statement, which will include a preliminary proxy statement/prospectus, and those discussed and identified in filings made with the SEC by KVAC from time to time. Medera and KVAC caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth in this press release speak only as of the date of this press release. Neither Medera nor KVAC undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Medera or KVAC will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Transaction, in KVAC’s public filings with the SEC, and which you are advised to review carefully.

Important Information for Investors and Shareholders

In connection with the Transaction, KVAC and Medera intend to file with the SEC a registration statement, which will include a prospectus with respect to the securities to be issued in connection with the Transaction and a proxy statement to be distributed to holders of KVAC’s common shares in connection with KVAC’s solicitation of proxies for the vote by KVAC’s shareholders with respect to the Transaction and other matters to be described in the Registration Statement (the “Proxy Statement”). After the SEC declares the registration statement effective, KVAC plans to mail copies to shareholders of KVAC as of a record date to be established for voting on the Transaction. This press release does not contain all the information that should be considered concerning the Transaction and is not a substitute for the registration statement, Proxy Statement or for any other document that KVAC may file with the SEC. Before making any investment or voting decision, investors and security holders of KVAC are urged to read the registration statement and the Proxy Statement, and any amendments or supplements thereto, as well as all other relevant materials filed or that will be filed with the SEC in connection with the Transaction as they become available because they will contain important information about, Medera, KVAC and the Transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by KVAC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by KVAC may be obtained free of charge from KVAC’s website at https://www.kv-ac.com or by directing a request to info@kv-ac.com. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

KVAC, Medera and their respective directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitations of proxies in connection with the Transaction. For more information about the names, affiliations and interests of KVAC’s directors and executive officers, please refer to KVAC’s annual report on Form 10-K filed with the SEC on March 29, 2024, which can be found at  https://www.sec.gov/ix?doc=/Archives/edgar/data/1889983/000121390024027973/ea0201104-10k_keenvision.htm and registration statement, Proxy Statement and other relevant materials filed with the SEC in connection with the Transaction when they become available. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, which may, in some cases, be different than those of KVAC’s shareholders generally, will be included in the registration statement and the Proxy Statement and other relevant materials when they are filed with the SEC when they become available. Shareholders, potential investors and other interested persons should read the registration statement and the Proxy Statement and other such documents carefully, when they become available, before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in the Transaction shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts: Keen Vision Acquisition Corporation: Alex Davidkhanian, Chief Financial Officer, Email: alex.davidkhanian@kv-ac.com; MederaInvestor Relations: Stephanie Carrington, ICR Westwicke, Stephanie.Carrington@westwicke.com, (646) 277-1282; Media Relations: Sean Leous, ICR Westwicke, Sean.Leous@westwicke.com, (646) 866-4012

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